Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS SECOND QUARTER NET

INCOME OF $1.6 MILLION AND ANNOUNCES A DIVIDEND OF $0.08 PER SHARE

FORT WAYNE, INDIANA – JULY 25, 2013 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $1.6 million or $0.34 per diluted share for the second quarter of 2013, compared with net income of $1.4 million, or $0.28 per diluted share, reported for the second quarter of 2012. Year to date earnings through the first six months of 2013 were $3.6 million, or $0.77 per diluted share, compared to $2.5 million, or $0.51 per diluted share, for the first six months of 2012.

Our second quarter highlights include:

●

Our Board of Directors declared a dividend of $0.08 per share, an increase of 14.3 percent from the second quarter payment. The dividend has a record date of August 8, 2013 and a payment date of August 22, 2013.

●

Our “Core” earnings were $2.4 million for the quarter, an increase of 3.5 percent, from the first quarter of 2013. We define core earnings as income before taxes, loan loss provision, and unusual items not related to the day-to-day operations (primarily security sales and other real estate owned (“OREO”) expenses).

●	Our third consecutive quarter of Return on Average Equity “ROE” in excess of 10 percent.

●	Our net interest margin for the second quarter increased 3 basis points from the first quarter of 2013.

●	Our nonperforming assets decreased by $3.8 million during the second quarter, and are now 1.95 percent of total assets.

Mike Cahill, President and Chief Executive Officer of Tower Financial Corporation stated, “We continue to be pleased with our progress and our ability to once again increase the dividend to our shareholders. Our efforts to control overhead, expand our fee revenues, and work through our non-performing assets has allowed our bottom line to improve during a period of lower loan demand and low interest rates. This is a tribute to the many fine team members that I am fortunate enough to work with. We continue to add new customers and expand our existing relationship base, which will greatly benefit us as the economy continues to recover.”

Capital

During the second quarter of 2013, our tier 1 capital increased by $1.3 million compared to the first quarter of 2013 as a result of net income for the quarter in the amount of $1.6 million offset by the payment of dividends in the amount of $327,000, or $0.07 per common diluted share. This increase in tier 1 capital resulted in an increase in our regulatory capital ratios to 15.1 percent for tier 1 capital and 16.4 percent for total risk based capital at June 30, 2013. Our regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital. Tier 1 capital was 15.0 percent at March 31, 2013 and 14.7 percent at December 31, 2012. Total risk-based capital was 16.3 percent at March 31, 2013 and 15.9 percent at December 31, 2012. Our leverage capital was 11.5 percent at June 30, 2013, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table provides the current capital position as of June 30, 2013 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	6/30/13	Excess
Tier 1 Capital / Risk Assets	$30,788	$77,684	$46,896

Total Risk Based Capital / Risk Assets	$51,313	$84,115	$32,802

Tier 1 Capital / Average Assets (Leverage)	$33,879	$77,684	$43,805

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	6/30/13
Tier 1 Capital / Risk Assets	6% or more	15.14%

Total Risk Based Capital / Risk Assets	10% or more	16.39%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.47%

Dividends

Our Board of Directors declared a dividend of $0.08 per share, an increase of 14.3 percent from the payment made during the second quarter of 2013. The dividend will have a record date of August 8, 2013 and a payment date of August 22, 2013.

Asset Quality

Our nonperforming assets were $13.3 million, or 1.95 percent of total assets compared to $17.1 million at March 31, 2013 and $18.8 million at December 31, 2012. Our net charge-offs were $172,000, or 0.2 percent of average loans outstanding, for the second quarter of 2013 compared to $350,000, or 0.3 percent of average outstanding loans, for the first quarter of 2013 and $451,000, or 0.4 percent of average outstanding loans, for the fourth quarter of 2012. Net charge-offs for the second quarter of 2012 were $1.0 million, or 0.9 percent of average loans outstanding. During the second quarter of 2013, our loan loss provision resulted in an expense of $300,000 compared a benefit in the amount of $275,000 for the first quarter of 2013 and an expense of $925,000 for the second quarter of 2012.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Non-Accrual loans
Commercial	$ 5,792	$ 7,758	$ 8,897	$ 7,112	$ 6,988
Acquisition & Development	2,064	3,912	2,789	2,175	3,176
Commercial Real Estate	738	749	753	764	948
Residential Real Estate	2,190	2,124	2,447	2,032	2,163
Home Equity	194	82	82	-	-
Total Non-accrual loans	10,978	14,625	14,968	12,083	13,275
Trouble-debt restructured (TDR) *	-	446	1,645	1,557	360
OREO & Other impaired assets	1,759	1,922	2,038	2,375	2,562
Delinquencies greater than 90 days	559	133	110	913	472
Impaired Securities	-	-	-	317	307

Total Non-Performing Assets	$ 13,296	$ 17,126	$ 18,761	$ 17,245	$ 16,976

Allowance for Loan Losses (ALLL)	$ 7,792	$ 7,664	$ 8,289	$ 8,539	$ 9,032

ALLL / Non-accrual loans	71.0%	52.4%	55.4%	70.7%	68.0%

* Non-performing TDR's

The $3.8 million decrease in nonperforming assets during the second quarter of 2013 was primarily due to receiving pay-offs on one commercial loan and one acquisition and development loan totaling $2.5 million. Additionally, we reclassified a commercial TDR loan in the amount of $446,000 from nonperforming to performing status during the second quarter of 2013 as a result of a proven payment history per regulatory guidelines. The remaining decrease was the result of upgrading a commercial real estate loan in the amount of $641,000 and gross charge-offs of $257,000.

When a loan has deteriorated to the point that it is classified as impaired and/or placed on nonaccrual status, a specific reserve or charge-off is recommended utilizing one of three impairment measurement methods (present value of expected cash flows, fair value of collateral, or observable market price). A charge-off will be taken in the place of a specific reserve at the point when facts and recent events support a reliable estimate of the extent and probability of loss. As a result of recent pay-offs on a couple of larger credits without additional charge-offs, our ALLL to nonaccrual ratio has increased to 71.0 percent. The remaining nonaccrual loan balance of $11.0 million at June 30, 2013 has experienced approximately $4.4 million of charge-offs.

The following table represents the change in principal loan balances within the non-performing asset categories during the second quarter of 2013:

($ in thousands)	Balance 3/31/13	Additions	Resolutions/ Paydowns	Other	Balance 6/30/13
Non-accrual Loans
Commercial	$ 7,758	$ 288	$ (2,014)	$ (240)	$ 5,792
Acquisition & Development	3,912	-	(1,838)	(10)	2,064
Commercial Real Estate	749	-	(4)	(7)	738
Residential Real Estate	2,124	75	(9)	-	2,190
Home Equity	82	113	(1)	-	194
Total Non-accrual loans	14,625	476	(3,866)	(257)	10,978
Troubled Debt Restructured	446	-	-	(446)	-
OREO & Other impaired assets	1,922	138	(263)	(38)	1,759
Delinquencies Greater than 90 days	133	501	(75)	-	559

Total Non-Performing Assets	$ 17,126	$ 1,115	$ (4,204)	$ (741)	$ 13,296

The following table represents the change in total relationships within the non-performing asset categories during the second quarter of 2013:

	3/31/13	Additions	Subtractions	6/30/13
Non-accrual Loans
Commercial	13	1	(3)	11
Acquisition & Development	6	-	(2)	4
Commercial Real Estate	3	-	-	3
Residential Real Estate	6	1	-	7
Home Equity	2	1	-	3
Total Non-accrual loans	30	3	(5)	28
Troubled Debt Restructured	1	-	(1)	-
OREO & Other impaired assets	10	3	(1)	12
Delinquencies Greater than 90 days	3	3	(1)	5
Impaired Securities	-	-	-	-
	-			-
Total Non-Performing Assets	44	9	(8)	45

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and OREO, decreased by $2.3 million during the second quarter to $28.6 million at June 30, 2013 compared to $30.9 million at March 31, 2013 and $35.9 million at December 31, 2012. Our classified assets were 34.6 percent of tier 1 capital plus ALLL (classified assets ratio) as of June 30, 2013 compared to 38.1 percent at March 31, 2013. The decrease is a direct result of the sale of one nonaccrual commercial loan and a pay-off of one nonaccrual commercial real estate loan totaling $2.5 million during the second quarter of 2013. Our total “watch list” loans were $43.7 million compared to $34.6 million at March 31, 2013 and $39.4 million at December 31, 2012. The $9.1 million increase from the first quarter of 2013 to the second quarter of 2013 is primarily due to the addition of one commercial loan relationship and one commercial real estate loan totaling $8.2 million to the watch list. Watch list loans now comprise 9.96 percent of the total loan portfolio. The watch list comprises all non “pass” rated credits. The following table presents the watch list by risk category:

	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Watch	$ 7,294	$ 1,871	$ 1,232	$ 1,001	$ 3,951
Special mention	10,690	4,641	5,493	6,706	14,889
Total non-classified loans	17,984	6,512	6,725	7,707	18,840

Substandard	15,119	13,645	18,293	21,651	13,505
Doubtful/Loss*	10,599	14,418	14,393	12,177	13,191
Total classified loans	25,718	28,063	32,686	33,828	26,696

Total watch list loans	$ 43,702	$ 34,575	$ 39,411	$ 41,535	$ 45,536

Watchlist loan/total loans	9.96%	7.86%	8.75%	9.07%	9.82%

Total classified assets	$ 28,641	$ 30,931	$ 35,894	$ 37,145	$ 30,368

*All loans in this risk rating are non-accrual.

The allowance for loan losses was $7.8 million at June 30, 2013 compared to $7.7 million at March 31, 2013 and $8.3 million at December 31, 2012. Impacting the allowance during the quarter were net charge-offs of $172,000 offset by loan loss provision of $300,000. The allowance for loan losses was 1.78 percent of total loans at June 30, 2013. This was an increase from 1.74 percent at March 31, 2013, but a decrease from 1.84 percent at December 31, 2012 and from 1.95 percent at June 30, 2012.

Balance Sheet

Our assets were $680.9 million at June 30, 2013, a decrease of $3.1 million, or 0.4 percent, from December 31, 2012. The decrease is the result of an $11.9 million decrease in total loans offset by an increase in investment securities in the amount of $5.5 and the purchase of additional bank owned life insurance policies for $2.8 million.

Our total loans at June 30, 2013 were $438.6 million, an $11.9 million decrease from $450.5 million at December 31, 2012. The 2.6% decrease in total loans was primarily due to decreases in our residential real estate loan, home equity loan, and commercial real estate loan categories, which decreased by $5.1 million, $2.6 million, and $2.5 million, respectively. The lending environment continues to be challenging. Of the decrease in loans, the $5.1 million in residential mortgage loans was primarily the result of existing loans being refinanced due to the low interest rate environment. As loans in our portfolio were refinanced, we sold the majority of our new and recently refinanced loans originated in an effort to reduce our exposure to long-term, low rate loans and to improve noninterest income. While we continue to add new loans to our commercial portfolio, it continues to be offset by amortization and paydowns on existing loans as business customers are using excess cash reserves to pay down loan balances. New commercial loan volume during the first six months of 2013 was approximately $58 million.

Our investment securities at June 30, 2013 were $179.8 million, an increase of $5.5 million from December 31, 2012. Investment securities now comprise 26.4 percent of total assets. We have been strategically increasing the size of our investment portfolio to help preserve our net interest income as prudently as possible. Since June 30, 2012, investment securities have increased $57.5 million. The increase in the portfolio will help maintain net interest income, but has resulted in the further compression of our net interest margin and an increase in our overall assets.

Our total deposits increased $20.6 million, or 3.7 percent, to $581.6 million at June 30, 2013 compared to $561.0 million at December 31, 2012. HSAs continue to be the primary driver of deposit growth with an increase of $15.6 million from December 31, 2012. As expected in January of 2013, we received annual employer-funded contributions to HSAs, which is the primary reason for the increase in this deposit category annually.

Also impacting the increase in total deposits was the increase in brokered deposits in the amount of $11.6 million. This deposit category was strategically increased to fund the remaining portion of the $25.0 million municipal bond leverage strategy. As described in our 2012 Annual Report filed on Form 10-K, this strategy was implemented in the fourth quarter of 2012 to help supplement net interest income. This strategy will provide approximately $250,000 annually to our net interest income, but caused a decrease in net interest margin. Additionally, there were increases of $3.0 million and $2.6 million in savings accounts and money markets accounts, respectively, offset by a decrease in noninterest bearing demand accounts in the amount of $2.1 million.

Our borrowings were $32.4 million at June 30, 2013 and were comprised of $17.5 million in trust preferred debt and $14.9 million in borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”). This represents a decrease of $22.5 million from our borrowings at the FHLBI at December 31, 2012, as we utilized excess cash from loan pay downs and deposit growth to reduce our borrowings.

Our shareholders' equity was $61.5 million at June 30, 2013, a decrease of 3.5 percent from the $63.7 million reported at December 31, 2012. The primary reason for the decrease was a decrease in the unrealized gains, net of tax, on our investment portfolio in the amount of $4.4 million from December 31, 2012. This decrease relates primarily to market value fluctuations in our fixed rate municipal bond investments as a result of a recent increase in long-term interest rates. Additionally, we paid two quarterly dividends totaling $0.14 per common share, or $655,000, and used $862,000 of capital to repurchase 70,000 shares of our common stock at average price of $12.32 per share during the first quarter of 2013. Offsetting the decreases in shareholders’ equity was net income of $3.6 million. Currently, we have 4,672,485 common shares outstanding. Tangible book value at June 30, 2013 was $13.16 per common share, a decrease of 2.2 percent from the $13.46 reported at December 31, 2012.

Income Statement

Our total revenue, consisting of net interest income and noninterest income, was $7.5 million for the second quarter of 2013 compared to $7.8 million for the first quarter of 2013 and for the second quarter of 2012. The $267,000 decrease from the prior quarter consisted of a decrease in noninterest income of $386,000 offset by an increase in net interest income of $119,000.

Net interest income increased $119,000 from the first quarter of 2013 due to an increase of 3 basis points in our net interest margin to 3.52 percent coupled with a $2.9 million increase in average earning assets during the second quarter of 2013. Our margin has stabilized over the past two quarters, after several quarters of compression due to the low interest rate environment and our municipal bond leverage strategy. In addition to the increase in net interest margin, average earning assets increased during the second quarter of 2013 primarily due to the $3.6 million increase in average investment securities. In spite of local competition continuing to drive loan rates lower due to a lack of borrowing demand compounded by an abundance of lending institutions in our marketplace, we were able to increase our loan yield by 3 basis points to 4.51 percent, which resulted in an increase in interest income from loans of $81,000. Average loan balances remained fairly close to those of the first quarter of 2013 at $439.1 million. Our cost of funds for the second quarter of 2013 remained the same as the first quarter of 2013 at 0.58 percent and interest expense was only $8,000 more in the second quarter than the first quarter of 2013. Due to the extended low interest rate environment and the margin compression that is impacting the entire industry, we continue to focus on net interest income versus the net interest margin. We expect this trend to continue as we move through 2013.

Noninterest income was $2.3 million compared to $2.7 million for the first quarter of 2013 and $2.1 million for the second quarter of 2012. The primary reason for the $386,000 decrease from the first quarter of 2013 was the decrease in gains on the sale of available-for-sale securities, which decreased $375,000. During the first quarter of 2013, we opted to sell securities that had either been recently downgraded or were no longer required to be pledged as collateral. All other noninterest income categories were within $25,000 of the amount reported in the first quarter of 2013. In comparison to the second quarter of 2012, noninterest income for the second quarter of 2013 increased $185,000, of which $139,000 was related to an increase in trust and brokerage fees. The increase in trust and brokerage fees during the second quarter of 2013 compared to the second quarter of 2012 was the result of an increase of $73.4 million in assets under management over the last twelve months.

Noninterest expenses were $5.1 million for the second quarter compared to $5.2 million for the first quarter of 2013 and $5.0 million from the second quarter of 2012. The $138,000 decrease in noninterest expenses during the second quarter of 2013 compared to the first quarter of 2013 was a result of decreases in other expense by $254,000 and data processing by $51,000. During the first quarter of 2013, we experienced and recorded a fraud loss of $176,000 related to cashier’s checks, which was partially recovered through insurance proceeds of $133,000 during the second quarter of 2013. Due to the expense and reimbursement in different quarters, there was a $309,000 fluctuation in the other expense category from the first quarter to the second quarter of 2013. Data processing expenses decreased during the second quarter by $51,000 compared to the first quarter of 2013 due to the timing of year-end processing costs. With over 50,000 HSA accounts, our data processing costs are highest in the first quarter when tax forms are prepared and sent to our customers by our core system provider. Offsetting these decreases in noninterest expense were increases in loan and professional costs of $118,000 and marketing expense of $44,000. Loan and professional costs increased during the second quarter primarily due to the timing of fees charged by our accounting firms for both internal audits and the quarterly review of our financial statements. Most of the services our independent auditing firms provide begin and occur during the second quarter each year; therefore, causing an increase in our professional fees during this three-month period in comparison to the first quarter. Marketing expenses also increased during the second quarter compared to the first quarter of 2013 due to timing of our campaigns. All other expenses remained relatively flat from the prior quarter.

Income tax expense was $529,000 in the second quarter of 2013 compared to $831,000 in the first quarter of 2013 and $517,000 in the second quarter of 2012. Our effective tax rate decreased from 29.3 percent in the first quarter of 2013 to 24.9 percent in the second quarter. The decrease in our effective tax rate is the result of an increase in our tax exempt income in comparison to our taxable income from the first quarter of 2013 and the application of tax credits from the addition of an investment in a Section 42 Housing project during the second quarter of 2013.

ABOUT THE COMPANY

Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation

Consolidated Balance Sheets

At June 30, 2013 and December 31, 2012

	(unaudited) June 30 2013	December 31 2012
ASSETS
Cash and due from banks	$9,508,566	$11,958,507
Short-term investments and interest-earning deposits	48,184	159,866
Federal funds sold	2,949,757	2,727,928
Total cash and cash equivalents	12,506,507	14,846,301

Interest bearing deposits	603,684	457,000
Trading Securities, at fair value	213,353	-
Securities available for sale, at fair value	179,635,351	174,383,499
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	5,275,457	4,933,299

Loans	438,565,317	450,465,610
Allowance for loan losses	(7,792,325)	(8,288,644)
Net loans	430,772,992	442,176,966

Premises and equipment, net	8,721,230	8,904,214
Accrued interest receivable	2,657,862	2,564,503
Bank owned life insurance (BOLI)	20,724,276	17,672,783
Other real estate owned (OREO)	1,708,710	1,908,010
Prepaid FDIC insurance	-	925,337
Other assets	14,313,389	11,393,469

Total assets	$680,940,511	$683,973,081

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$106,089,363	$108,147,229
Interest-bearing	475,501,982	452,860,109
Total deposits	581,591,345	561,007,338

Short-term borrowings	395,620	9,093,652
Federal Home Loan Bank advances	14,500,000	28,300,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	104,143	107,943
Other liabilities	5,315,406	4,191,237
Total liabilities	619,433,514	620,227,170

STOCKHOLDERS' EQUITY
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized;4,949,335 and 4,941,994 shares issued at June 30, 2013 and December 31, 2012; and 4,672,485 and 4,735,144 shares outstanding at June 30, 2013 and December 31, 2012, respectively	44,890,315	44,834,605
Retained earnings	20,824,956	17,880,539
Accumulated other comprehensive income (loss), net of tax of ($374,292) at June 30, 2013 and $1,880,433 at December 31, 2012	(726,566)	3,650,253

Treasury stock, at cost, 276,850 and 206,850 shares at June 30, 2013 and December 31, 2012, respectively	(3,481,708)	(2,619,486)
Total stockholders' equity	61,506,997	63,745,911

Total liabilities and stockholders' equity	$680,940,511	$683,973,081

Tower Financial Corporation

Consolidated Statements of Operations

For the three and six months ended June 30, 2013 and 2012

	(unaudited) For the Three Months Ended June 30		(unaudited) For the Six Months ended June 30
	2013	2012	2013	2012
Interest income:
Loans, including fees	$4,932,692	$5,596,283	$9,784,034	$11,239,028
Securities - taxable	291,493	525,259	548,246	1,025,245
Securities - tax exempt	704,755	493,811	1,397,113	979,486
Other interest income	2,853	7,289	7,171	29,837
Total interest income	5,931,793	6,622,642	11,736,564	13,273,596
Interest expense:
Deposits	616,358	787,900	1,218,391	1,801,718
Fed Funds Purchased	-	91	1	98
FHLB advances	29,106	29,753	67,061	76,765
Trust preferred securities	81,519	99,003	160,771	276,945
Total interest expense	726,983	916,747	1,446,224	2,155,526

Net interest income	5,204,810	5,705,895	10,290,340	11,118,070
Provision for loan losses	300,000	925,000	25,000	1,675,000

Net interest income after provision for loan losses	4,904,810	4,780,895	10,265,340	9,443,070

Noninterest income:
Trust and brokerage fees	1,061,916	923,195	2,119,916	1,867,855
Service charges	266,811	277,788	552,908	570,861
Mortgage banking income	312,367	374,765	642,401	604,821
Gain/(Loss) on sale of securities	33,161	32,101	441,396	66,699
Net debit card interchange income	211,417	197,645	445,836	401,501
Bank owned life insurance income	156,699	147,446	301,493	291,490
Impairment on AFS securities	-	-	-	-
Other fees	268,520	172,622	504,084	338,080
Total noninterest income	2,310,891	2,125,562	5,008,034	4,141,307

Noninterest expense:
Salaries and benefits	2,914,818	2,855,719	5,839,426	5,647,672
Occupancy and equipment	620,959	623,056	1,258,273	1,251,409
Marketing	162,981	99,108	282,334	195,305
Data processing	386,233	318,567	823,679	689,620
Loan and professional costs	412,322	345,007	706,218	676,422
Office supplies and postage	47,288	38,606	94,592	109,005
Courier service	53,652	59,592	112,232	117,333
Business Development	128,960	119,720	244,501	240,612
Communication Expense	41,390	44,960	94,713	105,746
FDIC Insurance Premiums	123,355	137,463	269,449	382,955
OREO Expenses	38,635	175,654	20,410	433,899
Other expense	157,695	207,722	569,161	424,143
Total noninterest expense	5,088,288	5,025,174	10,314,988	10,274,121

Income/(loss) before income taxes/(benefit)	2,127,413	1,881,283	4,958,386	3,310,256
Income taxes expense/(benefit)	528,881	516,549	1,359,386	857,542

Net income/(loss)	$1,598,532	$1,364,734	$3,599,000	$2,452,714
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,598,532	$1,364,734	$3,599,000	$2,452,714

Basic earnings/(loss) per common share	$0.34	$0.28	$0.77	$0.51
Diluted earnings/(loss) per common share	$0.34	$0.28	$0.77	$0.51
Average common shares outstanding	4,667,807	4,853,136	4,682,040	4,853,136
Average common shares and dilutive potential common shares outstanding	4,668,104	4,853,136	4,682,185	4,853,136

Total Shares outstanding at end of period	4,672,485	4,853,136	4,672,485	4,853,136
Dividends declared per common share	$0.070	$-	$0.140	$-

Tower Financial Corporation

Consolidated Financial Highlights

(unaudited)

	Quarterly								Year-To-Date
($ in thousands except for share data)	2nd Qtr 2013	1st Qtr 2013	4th Qtr 2012	3rd Qtr 2012	2nd Qtr 2012	1st Qtr 2012	4th Qtr 2011	3rd Qtr 2011	2013	2012

EARNINGS
Net interest income	$5,205	5,086	5,472	5,615	5,706	5,412	5,707	5,684	10,291	11,118
Provision for loan loss	$300	(275)	200	618	925	750	975	900	25	1,675
NonInterest income	$2,311	2,697	2,170	2,202	2,126	2,016	2,059	2,372	5,008	4,142
NonInterest expense	$5,088	5,227	5,575	5,019	5,025	5,249	5,826	5,408	10,315	10,274
Net income/(loss)	$1,599	2,000	1,729	1,563	1,365	1,088	3,422	1,325	3,599	2,453
Basic earnings per share	$0.34	0.43	0.36	0.32	0.28	0.22	0.71	0.27	0.77	0.51
Diluted earnings per share	$0.34	0.43	0.36	0.32	0.28	0.22	0.71	0.27	0.77	0.51
Average shares outstanding	4,667,807	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,682,040	4,853,136
Average diluted shares outstanding	4,668,104	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,682,185	4,853,136

PERFORMANCE RATIOS
Return on average assets *	0.94%	1.19%	1.01%	0.96%	0.84%	0.65%	2.02%	0.80%	1.07%	0.74%
Return on average common equity *	10.04%	12.75%	10.24%	9.43%	8.53%	6.92%	23.22%	9.24%	11.38%	7.73%
Net interest margin (fully-tax equivalent) *	3.52%	3.49%	3.65%	3.87%	3.98%	3.76%	3.90%	3.80%	3.51%	3.89%
Efficiency ratio	67.70%	67.16%	72.95%	64.21%	64.16%	70.67%	75.02%	67.13%	67.42%	67.33%
Full-time equivalent employees	166.25	155.00	155.25	154.50	157.00	158.00	151.00	158.50	166.25	157.00

CAPITAL
Equity to assets	9.03%	9.35%	9.32%	10.34%	9.97%	9.76%	8.86%	8.80%	9.03%	9.97%
Regulatory leverage ratio	11.47%	11.25%	11.18%	12.00%	11.71%	11.13%	10.97%	11.09%	11.47%	11.71%
Tier 1 capital ratio	15.14%	15.04%	14.65%	15.20%	14.87%	14.74%	13.91%	14.02%	15.14%	14.87%
Total risk-based capital ratio	16.39%	16.29%	15.90%	16.46%	16.13%	15.99%	15.16%	15.28%	16.39%	16.13%
Book value per share	$13.16	13.60	13.46	13.77	13.38	13.06	12.79	11.97	13.16	13.38
Cash dividend per share	$0.070	0.070	0.555	0.055	0.000	0.000	0.000	0.000	0.140	0.000

ASSET QUALITY
Net charge-offs	$172	350	451	1,111	1,001	1,050	1,632	2,852	522	2,051
Net charge-offs to average loans *	0.16%	0.32%	0.39%	0.95%	0.86%	0.91%	1.38%	2.34%	0.24%	0.89%
Allowance for loan losses	$7,792	7,664	8,289	8,539	9,032	9,108	9,408	10,065	7,792	9,032
Allowance for loan losses to total loans	1.78%	1.74%	1.84%	1.86%	1.95%	1.99%	2.03%	2.14%	1.78%	1.95%
Other real estate owned (OREO)	$1,709	1,833	1,908	2,245	2,562	2,878	3,129	3,827	1,709	2,562
Non-accrual Loans	$10,978	14,625	14,968	12,083	13,275	14,375	8,682	9,913	10,978	13,275
90+ Day delinquencies	$559	133	110	913	472	902	2,007	1,028	559	472
Restructured Loans	$4,531	4,254	4,683	4,242	3,692	1,802	1,805	1,810	4,531	3,692
Total Nonperforming Loans	11,537	15,204	16,723	14,553	14,107	15,277	12,494	12,751	11,537	14,107
Impaired Securities (Market Value)	-	-	-	317	307	314	331	332	-	307
Other Impaired Assets (Dougherty)	51	88	130	130	-	-	-	-	51	-
Total Nonperforming Assets	13,296	17,125	18,761	17,245	16,976	18,469	15,954	16,910	13,296	16,976
NPLs to Total loans	2.63%	3.45%	3.71%	3.18%	3.04%	3.34%	2.70%	2.71%	2.63%	3.04%
NPAs (w/o 90+) to Total assets	1.87%	2.50%	2.73%	2.51%	2.53%	2.71%	1.99%	2.41%	1.87%	2.53%
NPAs+90 to Total assets	1.95%	2.52%	2.74%	2.66%	2.61%	2.84%	2.28%	2.56%	1.95%	2.61%

END OF PERIOD BALANCES
Total assets	$680,941	679,069	683,973	649,466	651,239	649,343	700,681	659,725	680,941	651,239
Total earning assets	$631,099	632,185	636,935	607,484	601,014	601,190	606,888	602,291	631,099	600,557
Total loans	$438,565	440,075	450,466	457,865	463,833	457,260	462,561	470,877	438,565	463,833
Total deposits	$581,591	585,277	561,007	530,278	551,486	552,191	602,037	565,937	581,591	551,486
Stockholders' equity	$61,507	63,468	63,746	67,140	64,934	63,374	62,097	58,071	61,507	64,934

AVERAGE BALANCES
Total assets	$679,649	680,645	678,885	647,999	650,713	671,686	671,384	656,408	680,147	661,200
Total earning assets	$634,611	631,674	628,333	603,004	603,119	605,429	606,775	616,024	633,143	603,795
Total loans	$439,076	438,959	454,925	464,046	464,802	462,661	467,932	483,442	439,018	463,732
Total deposits	$575,801	581,480	565,105	544,142	550,441	572,134	576,898	559,615	578,641	561,288
Stockholders' equity	$63,867	63,640	67,168	65,927	64,180	63,021	58,468	56,914	63,754	63,601

* annualized for quarterly data